UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

GLYECO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Closing of Rights Offering

On February 26, 2016, GlyEco, Inc. (the “Company”) closed its previously announced rights offering. The rights offering was made pursuant to a registration statement on Form S-1 previously filed with the Securities and Exchange Commission and declared effective on January 20, 2016.

Pursuant to the rights offering, the Company distributed to holders of its common stock non-transferable subscription rights to purchase up to 50,200,947 shares of the Company’s common stock, par value $0.0001 per share. Each shareholder received one subscription right for every one share of common stock owned at 5:00 p.m. EST on October 30, 2015, the record date. Each subscription right entitled a shareholder to purchase 0.7 shares of the Company’s common stock at a subscription price of $0.08 per share, which was referred to as the basic subscription privilege. If a shareholder fully exercised their basic subscription privilege and other shareholders did not fully exercise their basic subscription privileges, shareholders could also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $0.08 per share.

During the rights offering, subscription rights to purchase a total of 37,475,620 shares of common stock, par value $0.0001, were exercised. The exercise of these subscription rights resulted in gross proceeds to the Company of approximately $2,998,050 before deducting expenses of the rights offering. Following the issuance of these 37,475,620 shares, the Company currently has a total of 110,045,324 shares of common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: March 3, 2016	By:	/s/ David Ide
David Ide Chief Executive Officer (Principal Executive Officer)